Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197954
Prospectus Supplement No. 29
(to Prospectus dated May 7, 2015)

(i) 1,322,500 shares of Common Stock and 1,322,500 Series B Warrants, issuable upon the exercise of the
1,322,500 outstanding Series A Warrants issued in our initial public offering;
and
 (ii) 1,322,500 shares of Common Stock, issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this prospectus.

This prospectus supplement supplements the prospectus dated May 7, 2015, as supplemented by prospectus supplement No. 1 dated May 14, 2015, prospectus supplement No. 2 dated June 2, 2015, prospectus supplement No. 3 dated June 15, 2015, prospectus supplement No. 4 dated June 23, 2015, prospectus supplement No. 5 dated August 6, 2015,  prospectus supplement No. 6 dated August 12, 2015, prospectus supplement No. 7 dated August 28, 2015, prospectus supplement No. 8 dated September 1, 2015, prospectus supplement No. 9 dated September 4, 2015, prospectus supplement No. 10 dated September 10, 2015, prospectus supplement No. 11 dated September 15, 2015, prospectus supplement No. 12 dated September 16, 2015, prospectus supplement No. 13 dated September 18, 2015, prospectus supplement No. 14 dated September 21, 2015, prospectus supplement No. 15 dated September 22, 2015, prospectus supplement No. 16 dated September 24, 2015, prospectus supplement No. 17 dated October 20, 2015, and prospectus supplement No. 18 dated November 16, 2015, prospectus supplement No. 19 dated December 8, 2015, prospectus supplement No. 20 dated December 11,2015, prospectus supplement No. 21 dated December 21, 2015, prospectus supplement No. 22 dated December 29, 2015, prospectus supplement No. 23 dated December 29, 2015 and prospectus supplement No. 24 dated December 29, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (our “IPO”). The securities underlying the Series A Warrants include (i) 1,322,500 shares of our common stock and 1,322,500 of our Series B Warrants, which are issuable upon the exercise of the 1,322,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,322,500 shares of our common stock, which are issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this Prospectus.

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expired on October 15, 2015. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 14, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On February 18, 2016, the closing sale price of our common stock on The NASDAQ Capital Market was $0.22 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 19, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

As disclosed previously, Great Basin Scientific, Inc. (the “Company”) sold 2,724,000 units (“Units”) pursuant to a prospectus dated February 25, 2015 (the “Prospectus”) contained in the Company’s registration statement on Form S-1 (File No. 333-201596) (the “Registration Statement”), as supplemented. Each Unit consisted of one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible into four shares of common stock of the Company (“Common Stock”) at the option of the holder.  The Series C Warrants may be exercised for cash at an exercise price of $2.55 or on a cashless basis pursuant to a formula disclosed in the Prospectus. In the event of a cashless exercise, the Company has the right to settle such an exercise through the issuance of shares of Common Stock or through a cash payment.

The Series E Convertible Preferred Stock and Series C Warrants became convertible or exercisable, respectively, on August 25, 2015.

Since the date of our last report dated December 30, 2015, we have issued shares of Common Stock pursuant to conversions of Series E Convertible Preferred Stock and cashless exercises of Series C Warrants. We also issued additional Series E Convertible Preferred Stock and Series C Warrants upon exercise of outstanding representative Unit Purchase Options which were immediately converted and exercised, respectively.  We did not receive any compensation for the conversions and cashless exercises. In each case, the conversion of Series E Convertible Preferred Stock and the cashless exercise of Series C Warrants was conducted pursuant to the terms thereof as described in the Prospectus and the Registration Statement under the heading “Description of Capital Stock – Description of Securities We Are Offering” and were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) thereof.  As the Series E Preferred Shares and the Series C Warrants which were exchanged for shares of Common Stock pursuant to Section 3(a)(9) were registered pursuant to the Registration Statement, the shares of Common Stock are not “restricted securities” as defined under Rule 144 under the Securities Act.

From January 7, 2016 through to the date of this report on January 13, 2016, 780,121Series C Warrants were exercised via the cashless exercise provision in the warrant resulting in the issuance of 3,246,159 shares of Common Stock and 1,000 Series E Preferred Stock was converted resulting in the issuance of 67 shares of common stock.  During that same time period, 4,830 Unit Purchase Options (as defined in the Prospectus) were exercised for cash of $53,130 to the Company for 4,830 shares of Series E Preferred Stock and 38,640 Series C Warrants both of which were immediately converted and exercised on a cashless basis, respectively, and resulted in the issuance of 91,908 shares of Common Stock.

As of January 13, 2016, there are 14,893,132 shares of Common Stock issued and outstanding.

As of January 13, 2016, there are 88,347 shares of Series E Convertible Preferred Stock outstanding and 3,940,959 Series C Warrants outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: January 13, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer